Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 23, 2004, is made and entered into by and between Party City Corporation, a Delaware corporation (the “Company”), and Nancy Pedot (the “Executive”).

     WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Employment.

          (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees to accept her employment by the Company.

          (b) Employment Period. The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein, for an initial term of employment commencing on January 12, 2004 (the “Commencement Date”) and ending on January 11, 2007 (the “Initial Period”); provided, that (i) the Executive’s term of employment will automatically be extended for successive one year periods thereafter upon the terms and conditions set forth herein (each, an “Extension Period” and, collectively with the Initial Period, the “Employment Period”), unless either party gives the other party written notice of such party’s intention not to renew this Agreement at least three months prior to the end of the Initial Period or any Extension Period, and (ii) the Employment Period may be terminated earlier as provided hereinafter.

     2. Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company. The Executive shall report to the Company’s Board of Directors (the “Board”) and shall liaison with the Company’s Chairman of the Board on a consistent basis. The Executive shall have such duties and responsibilities as are consistent with and customarily assigned to her position with the Company as determined by the Board. The Executive shall also have such other duties and responsibilities consistent with and customarily assigned to her position with the Company as may from time to time be assigned to her by the Board. During the Employment Period, the Executive shall devote her full attention and time to the business and affairs of the Company and shall carry out such duties and responsibilities faithfully and to the best of her ability. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that the Executive may continue to participate in charitable activities so long as such activities do not unreasonably interfere with her responsibilities as the Company’s Chief Executive Officer. The Executive may serve on the boards of other for-profit companies only with the prior written approval of the Board. Additionally, the Executive shall inform the Board as to the timing of the Executive’s transition off of the Petsmart board.

     3. Salary. For the services rendered by the Executive hereunder and during the Employment Period, the Company shall pay to the Executive as compensation, subject to any applicable withholding and deductions, a minimum annual base salary of $500,000 (the “Base

Salary”). In addition, in consideration for the Executive’s agreement to abide by the provisions of Paragraph 8 herein, the Company shall pay to the Executive, subject to any applicable withholding and deductions, an annual stipend of $100,000 (the “Restrictive Covenant Stipend”) (the Base Salary and the Restrictive Covenant Stipend hereafter referred to as the “Salary”). The Salary shall be subject to annual review and increase at the direction of the Board. The Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.

     4. Incentive Compensation. (i) In addition to Salary, the Executive shall be entitled to earn an annual bonus for each full Fiscal Year (as defined below) of the Company during the Employment Period pursuant to the Company’s annual incentive bonus plan as in effect from time to time and based on attaining certain performance objectives thereunder (the “Performance Bonus”). The target amount of the Performance Bonus for each Fiscal Year during the Employment Period shall be sixty percent (60%) of the Executive’s Salary, at the rate in effect as of the last day of the Fiscal Year for which such bonus is paid. The actual Performance Bonus may be more or less than 60% of Salary, based on actual performance according to the reasonable performance objectives established by the Compensation Committee of the Board. The Executive and Company hereby agree that the Executive has been paid the Performance Bonus for Fiscal Year ending July 3, 2004. The performance objectives for subsequent periods under this Agreement shall be established by the Compensation Committee of the Board. The actual amount of the Performance Bonus for any Fiscal Year shall be payable no later than forty-five (45) days after completion of the Company’s audited financial statements. For purposes of this Agreement, “Fiscal Year” means each twelve month period ending on or about June 30 or such other date as hereinafter adopted. .

     (ii) Stock Options. The Executive shall be granted on the Commencement Date, nonqualified stock options (the “Stock Options”) to acquire 600,000 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), at an exercise price per share equal to $12.34. The Stock Options shall have a term of ten years from the date of grant and shall vest and become exercisable on the following dates (each such date, a “Vesting Date”):

     150,000 Stock Options shall vest and become fully exercisable on January 12, 2004, provided the Executive is employed by the Company on such date;

     150,000 Stock Options shall vest and become fully exercisable on January 12, 2005, provided the Executive is employed by the Company on such date;

     150,000 Stock Options shall vest and become fully exercisable on January 12, 2006, provided the Executive is employed by the Company on such date; and

     150,000 Stock Options shall vest and become fully exercisable on January 11, 2007, provided the Executive remained employed by the Company through January 11, 2007.

In addition, the Executive may be entitled to additional stock options to be granted at the discretion of the Compensation Committee of the Board.

     Notwithstanding anything herein to the contrary, it is expressly understood and agreed that in the event that the Executive’s employment is terminated prior to a Vesting Date either by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) then, a “pro-rata portion” of the 150,000 Stock Options that would have otherwise vested if the Executive had remained employed through the Vesting Date immediately following the effective date of such termination and a “pro-rata portion” of any other stock options granted by the Company to the Executive that are otherwise scheduled to vest in the twelve (12) month period following the termination date shall immediately vest and become fully exercisable and shall remain exercisable in accordance with the post-employment exercise terms applicable to other senior executives of the Company generally. For purposes of this paragraph “pro-rata portion” shall mean that number equal to the product of (A) the total number of options otherwise subject to vesting on such Vesting Date, and (B) the ratio of (x) the number of days elapsed between the Vesting Date immediately prior to the effective date of termination and such date of termination, to (y) the number 365.

     (iii) Vacation. During the Employment Period, the Executive shall be entitled to three weeks of paid vacation per year of employment.

     (iv) Automobile Allowance. During the Employment Period, the Executive shall be reimbursed for the actual cost of leasing and insuring an automobile, up to a maximum of $675.00 per month.

     5. Benefit Plans. The Executive shall be eligible to participate in any health insurance plan, dental insurance plan, retirement plan, fringe benefit plan, or other employee benefit plan generally made available by the Company to all employees or to other executive officers of the Company in the same class as the Executive. Participation in any such plan or program shall be subject to the terms and conditions of such plan, including any waiting periods and/or eligibility requirements thereunder.

     6. Reimbursement of Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder, in accordance with the Company’s policies and procedures established for reimbursement of expenses of executive officers in the same class as the Executive. Reimbursement shall be subject to prompt presentation by the Executive of expense statements, receipts or such other supporting information as the Company may require or as may be required for tax purposes.

     7. Termination of Employment.

          (a) Termination of the Employment Period. Notwithstanding Paragraph 1(b), the Company reserves the right at any time during the Employment Period to terminate the Executive’s employment with or without Cause. The Employment Period shall end upon the earliest to occur of (i) the Executive’s death or a termination of the Executive’s employment by the Company due to Disability (as defined below), (ii) a termination of the Executive’s employment by the Company for Cause, (iii) a termination of the Executive’s employment by the Company without Cause, (iv) a termination by the Executive of her employment with the Company for Good Reason, (v) a resignation by the Executive other than for Good Reason;

provided, that the Executive shall provide the Company with at least 30 days’ prior written notice of such resignation, or (vi) the end of the Employment Period in accordance with the non-renewal notice provisions of Paragraph 1(b).

          (b) Benefits Payable Upon Termination.

               (i) In the event of the termination of the Executive’s employment on account of the Executive’s death, the termination of the Executive’s employment by the Company due to Disability, the Executive’s resignation other than for Good Reason upon at least 30 days’ prior written notice, the Company’s termination of the Executive’s employment for Cause, the Company shall pay to the Executive, or the Executive’s estate in the event of her death, in a lump sum within ten business days following the termination of employment, all earned but unpaid Salary at the rate then in effect and the amount of an earned but unpaid Performance Bonus in respect of the most recently completed Fiscal Year prior to the date of termination of employment; provided, however, that, any Performance Bonus will be determined by reference to the terms of the Company’s respective bonus or performance-based compensation plans or programs, if any, or, if not set forth therein, as determined by the Company in its sole discretion (such earned but unpaid Salary and Performance Bonus hereafter referred to as “Earned Compensation”). Notwithstanding anything herein to the contrary, if the EBITDA Targets are met with respect to the Fiscal Year in which occurs the date of termination of employment, the Executive shall be entitled to that portion, if any, of the Performance Bonus that would otherwise be payable with respect to such Fiscal Year as set forth below:

(a)	If the date of termination is on or after the last day of the eighth full month in such Fiscal Year, the Executive shall be entitled to 100% of the otherwise payable Performance Bonus.

(b)	If the date of termination is prior to the last day of the eighth full month in such Fiscal Year, the Executive shall be entitled to amount equal to the product of (A) the amount of the Performance Bonus that would otherwise be payable, and (B) the ratio of (x) the number of full months in such Fiscal Year ending on or prior to the date of termination, over (y) the number 12.

              (ii) In the event of the termination of the Executive’s employment by the Company without Cause, the end (without further extension) of the Employment Period effective after January 11, 2008, or a termination by the Executive of her employment with the Company for Good Reason, the Company shall (A) pay to the Executive, in a lump sum within 10 business days following such termination, all Earned Compensation and (B) continue to pay or provide the Executive’s then-existing Salary and those medical and dental benefits provided to senior employees of the Company, in accordance with the Company’s regular payroll practices, until the 52 week period immediately following such termination. Notwithstanding anything herein to the contrary, if the EBITDA Targets are met with respect to the Fiscal Year in which occurs the date of termination of employment, the Executive shall be entitled to that portion, if any, of the Performance Bonus that would otherwise be payable with respect to such Fiscal Year as set forth below:

(a)	If the date of termination is on or after the last day of the eighth full month in such Fiscal Year, the Executive shall be entitled to 100% of the otherwise payable Performance Bonus.

(b)	If the date of termination is prior to the last day of the eighth full month in such Fiscal Year, the Executive shall be entitled to amount equal to the product of (A) the amount of the Performance Bonus that would otherwise be payable, and (B) the ratio of (x) the number of full months in such Fiscal Year ending on or prior to the date of termination, over (y) the number 12.

            (iii) In the event of the end (without further extension) of the Employment Period effective on or before January 11, 2008 by reason of non-renewal by the Company or the Executive, the Company shall (A) pay to the Executive, in a lump sum within 10 business days following such termination, all Earned Compensation and (B) continue to pay or provide the Executive’s then-existing Salary and those medical and dental benefits provided to senior employees of the Company, in accordance with the Company’s regular payroll practices, until the end of the 26 week period immediately following such termination. Notwithstanding anything herein to the contrary, if the EBITDA Targets are met with respect to the Fiscal Year in which occurs the date of termination of employment, the Executive shall be entitled to that portion, if any, of the Performance Bonus that would otherwise be payable with respect to such Fiscal Year as set forth below:

(a)	If the date of termination is on or after the last day of the eighth full month in such Fiscal Year, the Executive shall be entitled to 100% of the otherwise payable Performance Bonus.

(b)	If the date of termination is prior to the last day of the eighth full month in such Fiscal Year, the Executive shall be entitled to amount equal to the product of (A) the amount of the Performance Bonus that would otherwise be payable, and (B) the ratio of (x) the number of full months in such Fiscal Year ending on or prior to the date of termination, over (y) the number 12.

          (c) Notwithstanding anything herein to the contrary, to the degree that a Performance Bonus cannot be calculated because the achievement of the performance objectives applicable to such Performance Bonus cannot yet be determined then payment of the earned Performance Bonus shall occur in a lump sum within 10 business days following the date on which such performance goals are calculated.

          (d) Definitions. For the purposes of this Agreement the following capitalized terms shall have the following meanings:

               (i) “Cause” shall mean any of the following: (A) fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of the Executive in the course of her employment; (B) a material breach of the Executive’s fiduciary duty of loyalty to the Company; (C) a material breach of this Agreement by the Executive that is injurious to the Company; (D) the Executive’s conviction of or a plea of guilty or nolo contendere to (x) a felony, or (y) any other crime (other than minor traffic violations) which could reasonably be expected to have, or which actually has, a material adverse financial impact on the Company or a material adverse impact on the Company’s reputation and standing in the community; (E) use of alcohol, narcotics or other controlled substances by the Executive which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which materially impairs, or could reasonably be expected to materially impair, the performance of the Executive’s duties hereunder; (F) any material breach of Paragraph 8 hereunder; or (G) willful failure by the Executive to follow the lawful written directions of the Board.

               (ii) “Good Reason” shall mean any of the following: (A) the assignment to the Executive of any duties inconsistent with her status as the Chief Executive Officer of the Company; (B) the failure to re-elect the Executive to the Board, or her dismissal from the Board other than as a result of events which entitle the Company to terminate her for Cause; (C) the reduction (without the Executive’s written consent) of the Executive’s annual Salary as in effect on the Commencement Date or as the same may be increased from time to time; (D) the relocation (without the Executive’s written consent) of the Company’s headquarters from Rockaway, NJ to a location beyond a 50-mile radius of New York City or requiring the Executive to be based anywhere other than Rockaway, NJ or a location within a 50-mile radius of New York City, except for required travel consistent with the terms herein; (E) the failure by the Company, after written notice and a reasonable opportunity by the Company to cure, to pay to the Executive any portion of her Salary, bonus or vest any of her stock options when due; (F) a material breach of this Agreement by the Company after written notice and a reasonable opportunity by the Company to cure; or (G) the occurrence of a Change in Control provided that the Executive must tender her resignation within 30 days of such Change in Control for such Change in Control to constitute “Good Reason.”

               (iii) “Disability” shall mean the Executive’s inability to perform the material duties required of her by the Company and historically performed by her due to a mental or physical illness or incapacity for a period of three consecutive months or for shorter periods aggregating four months during any twelve-month period.

               (iv) “Change in Control” shall mean:

(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (x) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire shares (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or member managers (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Paragraph 7(d)(iv), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. §230.405 (an “Affiliate”), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company, (C) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y) and (z) of Paragraph 7(d)(iv)(2), or (D) any acquisition by any entity in which the Executive has a direct or indirect equity interest of greater than five percent; or

(2)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock or interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without imitation, a corporation or entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (y) no Person (excluding (A) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation, and (B) any entity in which the Executive has a direct or indirect equity interest of greater than five percent or any Affiliate of such entity) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock or interests of the corporation or entity resulting from such Business Combination, taking into account as outstanding for this purpose such common stock or interests issuable upon the exercise of options or warrants, the conversion of convertible stock, interests or debt, and the exercise of any similar right to acquire such common stock or interests, or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (z) at least a majority of the members of the board of directors or equivalent governing body of the corporation or other entity resulting from such Business Combination were “Continuing Directors,” where “Continuing Director” means (i) any member of the Board as of the Commencement Date and (ii) any person who subsequently becomes a member of the Board whose election or nomination for election is recommended by a majority of the Continuing Directors; or

(3)	Approval by the shareholders or equityholders of the Company of a complete liquidation or dissolution of the Company.

     (e) Full Discharge of Company Obligations. The amounts payable to the Executive pursuant to this Paragraph 7 and the vesting of her Stock Options as provided in Paragraph 4(ii) herein following termination of her employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims she may have in respect of her employment by the Company or any of its subsidiaries. Such amounts and vesting of Stock Options shall constitute liquidated damages with respect to any and all such rights and claims and, upon the commencement of the Executive’s receipt of such amounts and vesting of Stock Options, and contingent on the full payment of such amounts and vesting of Stock Options, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive’s employment with the Company and its subsidiaries. The Executive agrees to enter into a release and waiver of claims agreement satisfactory to the Company at the time of the Executive’s termination of employment in order to implement the purpose of this Paragraph 7 (e).

       8. Restrictive Covenants. By and in consideration of the Restrictive Covenant Stipend and Base Salary and other benefits to be provided by the Company hereunder, the Executive agrees that:

          (a) Noncompetition. During the Employment Period and during the six month period following termination of the Executive’s employment for any reason (the “Restriction Period”), the Executive shall not, directly or indirectly, whether as a principal, partner, employee, agent, consultant, shareholder (other than shares purchased prior to the effective date of this Agreement or as a holder, or a member of a group which is a holder, of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity be affiliated with any business corporation, partnership, enterprise or entity in any geographic area, which competes with the Company’s Business (as defined below). For purposes of this Agreement, the “Company’s Business” at any time means the sale of party goods, including costumes, and any other line of business which the Company or any of its subsidiaries (collectively, the “Company Group”) is engaged in or has substantial plans to become engaged in at the time.

          (b) Confidentiality. Unless specifically authorized in writing by the Company to do so, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose (i) any non-public information pertaining to the Company disclosed or made available to the Executive or known by the Executive as a direct or indirect consequence of or through employment by the Company, or (ii) any other information related to the Company’s referral sources, business practices, trade secrets, operating methods, techniques, products, processes, services or other operations (individually or collectively “Operations”), including, but not limited to, information relating to research, development, inventions, accounting, engineering or marketing of such Operations and including any such information of any third party which the Company is under an obligation to keep confidential (individually or collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive’s breach of this Paragraph 8(b)). Notwithstanding the foregoing, if the Executive is required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency to disclose Confidential Information, the Executive shall provide the Company with prompt written notice of such requirement and shall assist the Company to seek a protective order or other appropriate remedy protecting its interests. In any event, the Executive will furnish only that part of the Confidential Information that is required to be disclosed by the court order or subpoena and will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information so furnished.

          (c) Nonsolicitation of Employees. During the Employment Period and for a twelve (12) month period following the termination of Executive’s employment for any reason, the Executive shall not directly or indirectly solicit, encourage or induce any employee of the Company Group to terminate employment with the Company Group, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, offer employment to any person who is or was employed by the Company Group unless such person shall have ceased to be employed by the Company Group for a period of at least six months.

          (d) Company Property. Except as expressly provided herein, at the time of the Executive’s termination of employment or at any other time as the Board may request, the Executive shall return to the Company all property of the Company Group, including any credit cards, keys or entry cards, automobile and other machinery, all computers, cell phones or other electronic equipment and all memoranda, notes, records, reports, manuals, drawings and blueprints, including electronic versions, concerning the Company’s Business (and all copies thereof) in the Executive’s possession or under her control.

          (e) Developments the Property of the Company. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive alone or with others, and in any way relating to the Company’s Business, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Employment Period (“Developments”), shall be the sole and exclusive property of the Company. The Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of the Executive’s right, title and interest throughout the world in, and to, all Developments. The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and the Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Executive may have in such Developments to the extent that it might not be considered a work made for hire. The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments fully, and in writing, to the Company promptly after the development of same, and at any time upon request.

          (f) Protection of Legitimate Business Interests. The Executive acknowledges that (i) the Executive’s position with the Company requires the performance of services which are special, unique and extraordinary in character and places her in a position of confidence and trust with the customers and employees of the Company, through which, among other things, she will obtain knowledge of the Company’s technical information and know-how and become acquainted with its customers, in which matters the Company has substantial proprietary interests, (ii) the restrictive covenants in this Paragraph 8 are necessary in order to protect and maintain such proprietary interests and other legitimate business interests of the Company, and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

          (g) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation, confidentiality, Company property, developments and nondisparagement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Paragraph 8 and (ii) have no further obligation to make any payments to the Executive hereunder following any material violation of the covenants and obligations contained in this Paragraph 8. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The Executive (x) acknowledges and agrees that the covenants set forth in Paragraph 8 are reasonable and valid in geographical and temporal scope and in all other respects and (y) represents that her economic means and circumstances are such that such covenants will not prevent her from providing for herself and her family on a basis satisfactory to her.

          (h) Non-Disparagement. The Executive shall not at any time after the date hereof disparage the Company Group or any of its officers, directors, shareholders or any of their respective affiliates. The Company agrees that the Board and the executive officers of the Company shall not at any time after the date hereof disparage the Executive. The obligations of Executive and the Company under this Paragraph 8(h) shall not apply to truthful disclosures that are required by applicable law, regulation or order of a court or governmental agency.

          (i) Notifications. The Executive agrees that prior to becoming employed by any entity during the Restriction Period, the Executive will (i) provide notice to the Company of such employment and (ii) provide copies of Paragraphs 8(a), (b) and (c) to such prospective employer. The Executive further agrees that the Company may provide notice to such prospective employer of the Executive’s obligations under this Agreement, including, without limitation, the Executive’s obligations pursuant to this Paragraph 8.

     9. Miscellaneous.

          (a) Survival. Paragraphs 7 (relating to early termination of employment), 8 (containing the restrictive covenants), and all the provisions of this Paragraph 9 shall survive the termination of this Agreement (and the Executive’s employment hereunder) in accordance with their terms.

          (b) Validity and Enforceability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope, either geographical or temporal, is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (c) Arbitration. In the event that any dispute or controversy should arise under or in connection with this Agreement the parties hereto shall first attempt to resolve such dispute through mediation, the costs of which shall be shared equally by the parties. In the event that such dispute is not resolved in mediation, the parties agree that it shall be resolved by binding arbitration; provided, that any dispute or controversy relating to Paragraph 8 (including any claim for specific performance) may be brought by any party hereto in any court of competent jurisdiction; provided, further, that, if the state or federal courts of New Jersey have jurisdiction, such disputes or controversies shall be litigated in New Jersey. The arbitration shall be held in Morris County, New Jersey and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. Judgments on any award may be entered in and enforced by any court of appropriate jurisdiction. Each party shall pay her or its own costs for the arbitration or litigation, as the case may be, with the cost of the arbitrator, if applicable, to be equally divided between the parties.

          (d) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company (or portion thereof) in which the Executive performs a majority of her services. This Agreement shall also inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

          (e) Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business assets with respect to which the Executive is performing a majority of her services at any such time.

          (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties relating to the terms of the Executive’s employment with the Company other than those that are expressly contained herein. The Executive acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has read this Agreement and that she understands it and its legal consequences.

          (g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.

          (h) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed; provided, that, a refusal by a party to accept delivery shall constitute receipt. Notices shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	Party City Corporation
400 Commons Way
Rockaway, New Jersey 07866
Attention: Vice President of Human Resources

with a copy to:	Party City Corporation
400 Commons Way
Rockaway, New Jersey 07866
Attention: Vice President and General Counsel

If to the Executive:	Nancy Pedot
63 West 17th Street
Apt. 6A
New York, New York 10011

with a copy to:	Eaton & Van Winkle LLP
3 Park Avenue, 16th Floor
New York, New York 10016
Attention: Thomas A. Hickey, Esq.

          (i) No Conflicting Obligations. The Executive represents that her performance of the terms of this Agreement and her employment by the Company does not and will not breach any agreement to which the Executive is a party including (without limitation) any agreement to keep in confidence proprietary information or trade secrets acquired by the Executive in confidence or in trust prior to the date of this Agreement. The Executive has not entered into, and hereby agrees not to enter into, any agreement whether written or oral in conflict with this Agreement. The Executive further agrees not to use in the performance of her duties for the Company any confidential materials or documents of a present or former employer of the Executive, or any materials or documents obtained by the Executive under a binder of confidentiality imposed by reason of any of the Executive’s consulting relationships, if any, unless such materials or documents are generally available to the public or the Executive has authorization from such present or former employer or client for the possession and unrestricted use of such materials.

          (j) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

          (k) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

          (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (m) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

          (n) Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set her hand as of the day and year first above written.

PARTY CITY CORPORATION

By:	/s/ Gregg A. Melnick

Its:	Chief Financial Officer

EXECUTIVE

/s/ Nancy Pedot

Nancy Pedot